Exhibit 99.2
                                                                Page 1 of 1

                              JR BOTHE & ASSOCIATES

           STRATEGIC BUSINESS CONSULTING & FINANCIAL PUBLIC RELATIONS


JR BOTHE & ASSOCIATES                                   CONTACT:  Jack Bothe
12035 Sutton Way, Suite A                                       800.261.8552
Grass Valley, Ca  95945

OPHTHALMIC IMAGING SYSTEMS                               FOR IMMEDIATE RELEASE
221 Lathrop Way, Suite I
Sacramento, CA  95815


             Ophthalmic Imaging Systems Comments on Transaction with
                           Premier Laser Systems, Inc.

SACRAMENTO, Calif., August 14, 1998 - Ophthalmic Imaging Systems (OTCBB: OISI) today announced that it has been advised by Premier Laser Systems that, due to the unavailability of Premier's financial statements, Premier will be unable to proceed with its previously proposed acquisition of the remaining 49% interest in OIS by the August 21, 1998 termination date of the acquisition agreement between the companies. OIS is in the process of considering various alternatives available to it, including the possible restructuring of the transaction with Premier. As of the date hereof, Premier continues to own a 51% stock ownership of OIS.

Ophthalmic Imaging Systems is the leading provider of ophthalmic digital imaging systems. The Company designs, develops, manufactures, and markets digital imaging and image enhancement systems and analysis software. With over a decade in the ophthalmic imaging business, OIS has consistently been the first to introduce new technology and features. The Company offers customer support through a worldwide network of service technicians.

NOTE: This press release contains forward looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward looking statements. These forward looking statements represent Ophthalmic Imaging Systems' judgment as of the date of this release. OIS disclaims any intent or obligation to update these forward-looking statements.


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  12035 Sutton Way, Suite A o Grass Valley, California 95945 Tel: 530.274.8197
                               Fax: 530.274.8198
                             Email: jrba@jrbothe.com